RIDER to Lease between MARTABANO REALTY CORP, as Landlord and AB INTERNATIONAL GROUP CORP. or a subsidiary thereof, as Tenant, dated October 21, 2021.

A. Conflict: In the event of any conflict between the pre-printed portions of this Lease and this Rider, this Rider shall govern.

B. Characterization of Lease: This Lease is to be considered and construed in all respects as a “net” Lease in that remuneration to the Landlord for the use and occupancy of the land and building, and all charges in connection with the use and occupancy of the land and building including but not limited to, charges for real estate taxes, improvements, repairs and maintenance, electricity, fuel, insurance and rent and additional rent shall be for the account of and shall be paid by the Tenant herein and the Landlord shall incur no liability in connection therewith. Notwithstanding the foregoing, the Landlord will be responsible for structural repairs, roof repairs or roof replacement except in those instances where such repairs are caused by acts of Tenant or Tenant’s agents. For the purposes of this Lease, structural repairs shall include, but are not limited to, the foundation, floor slab, exterior walls and columns, the roof, all utility lines or conduits that lead to the exterior walls of the premises from outside the premises. All of Landlord’s obligations shall be performed diligently and in a manner which minimizes interference with the conduct of Tenant’s business.

C. Acceptance of Premises; Landlord’s Work: It is understood and agreed between the parties hereto that Tenant accepts the premises known as the “Mt. Kisco Theatre” in its “as is” condition. Notwithstanding the above, prior to the Lease Commencement Date, the Landlord shall, at Landlord’s sole cost and expense, complete the following work and repairs at the demised premises to the Tenant’s satisfaction:

1.	Landlord shall make repairs to all block walls as reflected in Section 8.2 of the property condition report issued for the demised premises by Skyscraper Foundry LLC and dated July 26, 2021; and

2.	The theater exterior exit doors on north wall of the building shall be inspected and repaired or replaced so that they are in good working order; and

3.	Inspect the roof of the demised premises and perform necessary repairs so that the roof is free of leaks; and

4.	Apply a new coating of Karnak aluminum roof coating on the entire surface of the main roof; and

5.	Clean the walkway canopy roof and apply a coating of Karnak Aluminum roof coating; and

6.	Replace the mezzanine roof using a white granular SBS Modified Bitumen roof system; and

7.	Restore the water service to the demised premises and make sure all faucets and toilets are working condition; and

8.	Service the HVAC Units located on the roof of the demised premises so that they are in working order; and

9.	Provide Tenant, at Landlord’s cost, with two electricians to label the building’s interior electrical panels.

All items listed above shall be deemed “Landlord’s Work”.

D. Term; Commencement of Term and Rent: The term of this Lease shall be five (5) years plus the free rent period, hereinafter defined. Upon Tenant’s execution of the Lease, the Tenant shall provide the Landlord with the security deposit ($28,732.56), first month’s rent ($ 14,366.28). The “Lease Commencement Date” shall be the date Landlord completes all of Landlord’s Work as described in Section C of this Lease (excluding number “9” which is contingent upon Tenant’s own timing).

Tenant’s obligation to pay rent shall commence four (4) months from the Lease Commencement Date (hereinafter referred to as the “Rent Commencement Date”). The aforementioned period of time between the Lease Commencement Date and the Rent Commencement Date is referred to as the “free rent period”. If the Rent Commencement Date is any day other than the first of the month, the first month’s rent paid shall be pro-rated accordingly.

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The Term Commencement Date is the date which determines the term of the lease, rent increases and expiration date of the Lease shall be the first day of the month following the Rent Commencement Date unless the Rent Commencement Date occurs on the first of the month in which case the Term Commencement Date shall be the same as the Rent Commencement Date. The Lease shall expire five (5) years after the Term Commencement Date.

The Landlord and Tenant shall execute a Commencement Date Agreement once the dates are set. A copy of a draft Commencement Date Agreement is attached hereto as Exhibit A. The failure of the Tenant to execute a Commencement Date Agreement shall be deemed a default under this Lease.

E. Tenant's Construction; Fixtures: Any physical alterations or improvements to the demised premises desired to be made by the Tenant herein shall receive the advance approval of the Landlord and all work to be performed by the Tenant shall be in a good and workmanlike manner. The Tenant shall be required to obtain all necessary municipal and health department approvals prior to the commencement of the work. In the event that any work performed by the Tenant herein results in the filing of a mechanic`s lien against the demised premises, Tenant shall be required to remove such lien by bond or otherwise within thirty (30) days of Tenant being notified of such filing against the premises. A failure of the Tenant to do so shall constitute a breach of this Lease which shall entitle the Landlord to commence summary dispossess proceedings against the Tenant herein, unless Tenant is diligently pursuing the removal of such lien, in which case Tenant shall be allowed additional time as needed.

All present improvements to the demised premises and all subsequent improvements to be made by the Tenant herein, including all fixturing therein, shall become the property of the Landlord upon such improvements or fixturing first being affixed or installed in the demised premises. Upon the termination of this Lease, the Landlord may, at its option, require the Tenant's removal of any improvements made by the Tenant that are not desired at that time by the Landlord. Notwithstanding the aforesaid, the Tenant shall be permitted, if such Tenant is not in default, to remove its own trade fixtures and/or equipment at the expiration of this Lease, such removal to be without damage to the demised premises. However, in the event that the Tenant is in default of any provision of this Lease, Tenant shall not remove any fixtures, equipment or improvements, including trade fixtures, and same shall be held by the Landlord as additional security for the full and faithful performance of the terms and conditions of this Lease.

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Tenant shall repair any damage to the demised premises caused by the removal of the trade fixtures and/or equipment. In the event that they are not repaired by the Tenant, Landlord reserves the right to deduct the cost of the repairs from the security posted by the Tenant pursuant to this Lease.

F. Fixed Minimum Annual Base Rent: The Fixed Minimum Annual Base Rent for the term of this Lease shall be as follows:

First Year: $ 83,750.00 ($ 6,979.17 per month)

Second Year: $ 83,750.00 ($ 6,979.17 per month

Third Year: $ 159,125.00 ($ 13,260.42 per month)

Fourth Year: $ 163,898.75 ($ 13,658.23 per month)

Fifth Year: $ 168,815.71 ($ 14,067.98 per month)

The Fixed Minimum Monthly Rent shall be due and payable on the first day of each month together with the additional rent payments as specified in this Lease. In the event the Tenant fails to pay such rental within the first seven (7) days of each month, then and in that event the Landlord shall be entitled to a 4% penalty of the outstanding monthly rental then applicable to the demised premises.

G. Additional Rent – Real Estate Taxes: (i) Tenant shall pay all real estate taxes affecting the building and land known as 144 Main Street, Mount Kisco, New York, more specifically known on the tax map of the Town/Village of Mount Kisco as the following section, block and lot number as follows: 80.25-2-8. Taxes shall be deemed to include all Town, State, County and Judicial real estate taxes, School District real estate taxes, Town of Mount Kisco real estate taxes and other present or subsequently imposed special district, regional district, municipal or governmental taxes imposed by any public authority, including any possible parking authority taxes. Tenant shall have the right to make application, in the name of the Landlord, for the reduction of any tax assessments and to institute tax review proceedings in the Landlord's name at Tenant's sole cost and expense. Notwithstanding the foregoing, the Landlord reserves the right to institute his own proceeding, at Landlord’s sole cost and expense, which shall take precedence over any Tenant's action. Landlord represents that the premises is subject to a current tax certiorari proceeding.

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Additional rent in the form of payments for real estate related taxes shall be computed at the rate of $ 6,616.61 per month and shall be payable at the same time as the monthly rent. Amounts in excess of the total minimum payments of $ 6,616.61 per month shall be due within thirty (30) days of presentment of the Landlord of receipted tax bills for the applicable period showing that the real estate taxes exceeded the minimum amount paid by Tenant. In the event that the Landlord does not receive Tenant’s payment within said thirty day period, Landlord shall be entitled to a 4% penalty of the amount due.

(ii) In the event that the real estate taxes billed each year exceed the minimum amounts paid in by the Tenant by at least five (5%) percent, Landlord reserves the right to increase the minimum amount to be paid each month to an amount which more accurately reflects the actual monthly cost upon sixty (60) days’ notice to Tenant. Such increase shall only be effective for monthly tax payments by Tenant following such sixty (60) day written notice and not retroactively.

(iii) In the event that annual real estate taxes are less than the amount paid by Tenant for that year, Landlord shall promptly reimburse Tenant for any overage paid.

(iv) It is understood that the free rent period does not include additional rent. Tenant’s obligation to pay additional rent in the form of real estate taxes shall commence on the Lease Commencement Date. The amount due the Landlord shall be pro-rated based on the Lease Commencement Date.

H. Additional Rent - Fire and Extended Coverage Insurance: (i) The Landlord has procured fire and extended coverage insurance on an all risk basis covering the building demised hereunder, in such amounts as are commensurate with the value of the building. Said coverage also includes loss of rent insurance. The insurance has been procured through an insurance carrier licensed to do business in the State of New York and which carries a Best’s rating of “A- or better” (or the then equivalent of such rating). The Tenant shall pay, as additional rent, the premiums for such insurance. All insurance to be maintained by Landlord pursuant to this section, shall provide that Tenant shall receive thirty (30) days’ prior written notice of cancellation.

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Additional rent in the form of payments for Landlord’s insurance shall be computed at the rate of $ 770.50 per month and shall be payable at the same time as the monthly rent. Amounts in excess of the total minimum payments of $ 770.50 per month shall be due within thirty (30) days of presentment of the Landlord of a receipted insurance bill for the building showing that the insurance premium exceeded the minimum amount paid by Tenant. In the event that the Landlord does not receive Tenant’s payment within said thirty day period, Landlord shall be entitled to a 4% penalty of the amount due.

(ii) In the event that the insurance premium billed each year exceed the minimum amounts paid in by the Tenant by at least five (5%) percent, Landlord reserves the right to increase the minimum amount to be paid each month to an amount which more accurately reflects the actual monthly cost upon sixty (60) days’ notice to Tenant. Such increase shall only be effective for monthly tax payments by Tenant following such sixty (60) day written notice and not retroactively.

(iii) In the event that annual insurance premium are less than the amount paid by Tenant for that year, Landlord shall promptly reimburse Tenant for any overage paid.

(iv) Tenant, at Tenant’s sole cost and expense and at Tenant’s sole discretion shall be allowed to add any additional coverages it may see fit to the current policy and Landlord shall work with Tenant to effectuate such additional coverages including giving it’s consent to or signing any documentation as may be required by the insurance carrier.

(v) It is understood that the free rent period does not include additional rent. Tenant’s obligation to pay additional rent in the form of fire and extended coverage insurance shall commence on the Lease Commencement Date. The amount due the Landlord shall be pro-rated based on the Lease Commencement Date.

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I. Permitted Use: (1) Tenant shall have the right to use and occupy the demised premises for any legal purpose, including for the presentation of film and/or digital based motion pictures, telecasts, satellite telecasts and other audio-visual presentations as may now or in the future exist, and as an ancillary use, for meetings, lectures, exhibitions, public presentations or other entertainment or non-entertainment gatherings, or for any other legal purpose, and, at Tenant’s option, Tenant shall have the right (but not the obligation) to (a) prepare and sell food, beverages, refreshments and concessions and (b) conduct such other activities as are usual and customary from time to time for Tenant’s theaters and/or similar entertainment complexes (collectively, the “Permitted Use”). To the extent applicable, Tenant shall obtain any and all necessary governmental licenses to operate its business in a manner consistent with the Permitted Use hereunder. Landlord represents that the current certificate of occupancy is not violated by the Permitted Use intended by this Lease.

(ii) Landlord acknowledges that the use of the demised for the Permitted Use produces noises, vibrations, and food odors that are inherent to the operation of a movie theater (the “Inherent Characteristics”). Landlord agrees that the use of the demised premises for the Permitted Use and the Inherent Characteristics are expressly permitted hereunder and do not constitute a prohibited use of the demised premises under the Lease or a nuisance.

Tenant shall not use, or permit the use of, the demised premises for the showing of any films deemed to be pornographic under applicable law or for the presentation or the sale of “adult” novelties.

J. Maintenance: Tenant shall keep the demised premises at all times in a state of good repair. Tenant shall also be responsible for the maintenance and repair of all doors (interior and exterior), all light fixtures (interior and exterior), all partitions, all sidewalks, all equipment, all heating and ventilation equipment (including but not limited to all HVAC unit(s) located on the roof of the premises), electrical systems and plumbing fixtures located in or servicing the demised premises. However, Landlord represents and warrants that all HVAC units and plumbing fixtures shall be in working order as of the Lease Commencement Date.

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It is clearly understood in this regard between the parties hereto that the leasing of the premises is done strictly on a “net” basis and that the Tenant is, therefore responsible for all costs incurred for the proper maintenance and repair of the building, the land and all components of the building, except as otherwise stated in this Lease.

K. Tenant’s Insurance: Tenant, throughout the lease term, shall, at its expense, maintain the following: (i) property insurance on the leasehold improvements at the demised premises and tenant’s property, insuring against loss or damage on an “all risk” basis in an amount not less than the actual full replacement value thereof; and (ii) commercial general liability insurance, with Landlord being named as an additional insured, with limits of not less than One Million Dollars ($1,000,000) each occurrence and Three Million Dollars ($3,000,000) combined single limit for bodily injury and property damage liability in any one occurrence and such limits may be met by an umbrella policy. Tenant shall carry plate glass insurance.

All insurance to be maintained by Tenant pursuant to this section, shall provide that thirty (30) days’ prior written notice of cancellation shall be given to all insured parties. Notwithstanding the foregoing provisions of this section, Tenant shall have the right to maintain any of the insurance required of it hereunder by blanket and/or umbrella policies issued to Tenant covering the premises and other properties owned or leased by Tenant (and/or any of its affiliates).

Prior to or upon the commencement of the term of this Lease, the Tenant shall provide the Landlord with a copy of the Certificate of Insurance for Tenant`s premises, which certificate shall provide that the Landlord is named as an additional insured with respect to third party claims, as aforesaid. Notwithstanding the foregoing, in the event that Tenant takes possession or occupies the premises for any purpose, the effective date of Tenant's insurance policy shall correspond with the date of possession or occupation of the premises by the Tenant.

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L. Utilities: Tenant shall be responsible for and promptly pay to the appropriate vendor or supplier all charges for utilities, such as electricity, water, gas, or any other utility used or consumed in the demised premises. The Tenant shall also provide for garbage removal from the demised premises, which such removal shall be on a timely basis to avoid any accumulation of refuse on the demised premises.

Tenant acknowledges that it has an affirmative obligation to keep the dumpster area free of debris, i.e. all refuse must be placed inside the dumpster container, and the lid of the dumpster shall remain closed at all times to prevent illegal dumping. All boxes and other such debris must be cut, flattened and placed inside the garbage container obtained by Tenant. Should it be determined that the garbage removal service obtained by Tenant is not adequate and/or results in the Landlord receiving violations or notices from the municipality with respect to garbage produced by the Tenant, Tenant will agree to increase its garbage service in order to adequately dispose of its garbage.

In the event that the Landlord is fined by the municipality or other government agency due to a failure of the Tenant to maintain its refuse properly, the Tenant will be billed by the Landlord and will be liable for its share of any costs incurred by Landlord in connection with same including but not limited to attorney’s fees, clean-up costs and fines.

M. Limitation of Liability of Landlord: Anything in this Lease to the contrary notwithstanding, Tenant for itself, its successors and assigns, covenants and agrees that the liability of the Landlord shall be limited so that only the assets of the Landlord consisting of the building containing the demised premises and the land upon which it is situate, if any, owned by the Landlord, shall be available and/or liable for the satisfaction or security for payment of any judgment or claim against the Landlord or any indebtedness of Landlord arising from any default by the Landlord. Tenant for itself, its successors and assigns, covenants and agrees that no other assets of the Landlord or of any of the principal of the corporate Landlord, whether owned by them jointly, or severally, directly or indirectly, shall be liable to pay or satisfy any such judgment, claim, demand or indebtedness arising from any default by the Landlord.

N. Assignment and Subletting: (i) Except as set forth below in this section, Tenant shall not assign this Lease, or sublease the demised premises or any part thereof, without, in each instance, obtaining the prior written consent of Landlord thereto, which consent shall not be unreasonably withheld, conditioned or delayed.

(ii) If Tenant, at any time, or from time to time, during the lease term, shall propose to either (x) assign this Lease or (y) enter into a sublease of all or any part of the demised premises (other than an assignment or sublease that does not require the consent of the Landlord), then Tenant shall give notice thereof to Landlord. If Tenant shall deliver to Landlord such a notice, then within fifteen (15) days thereafter, Landlord shall respond to such notice by either (x) granting its consent to the assignment or sublease set forth in Tenant's notice, or (y) denying its consent thereto, in which event Landlord shall set forth its specific reasons for such denial. If Landlord shall fail to respond within such fifteen (15) day period, then Landlord's consent thereto shall be deemed granted.

At any time after Landlord shall have consented to (or is deemed to have consented to) an assignment or sublease hereunder, either party shall, upon the request of the other party, execute, acknowledge and deliver an instrument (in form reasonably satisfactory to both parties) confirming such consent, and, if applicable, the change in the Permitted Use, but the failure of either party to execute, acknowledge and deliver such an instrument shall not affect the validity of such consent or the effectiveness of the assignment or sublease.

(iii) Notwithstanding anything to the contrary contained herein, Tenant, from time to time, and at any time, during the lease term, shall have the right (without any need to obtain Landlord’s consent) to enter into one or more of the following transactions:

(a) Any assignment or sublease to (i) any person or entity that is a successor to Tenant by merger, consolidation or other operation of law, or (ii) any person or entity to which all, or substantially all, of Tenant’s assets are transferred;

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(b) Any assignment or sublease to any Affiliate or subsidiary of Tenant;

(c)       Any sublease (or license or concession agreement) entered into for the purpose of granting a subtenant (or licensee or concessionaire) the right to use one or more portions of the demised premises solely for the sale of any food, beverages, toys, apparel, and/or one or more other items that are permitted to be sold from the demised premises consistent with the Permitted Use; and

Within thirty (30) calendar days after entering into any of the transactions identified in the immediately preceding paragraph, Tenant shall notify Landlord thereof, and furnish Landlord with a true copy of the instrument effecting the assignment or sublease agreement, which shall be duly executed by the parties to such instrument; provided, however, Tenant shall not be obligated to notify Landlord upon entering into any concession subleases or licenses.

(iv) Upon the completion of an assignment which requires Landlord’s consent and payment of all monies due to Landlord in connection with such assignment, it is understood that Tenant (as assignor) shall be released from the Lease and the assignee shall then become the new tenant under the Lease. With respect to a sublease, Tenant shall remain liable to Landlord under the Lease.

(v) With respect to assignments requiring the consent of the Landlord, Landlord shall have the option of requiring additional security equal to up to two (2) additional months’ rent at the prevailing rent at the time of the assignment as a condition precedent from the assignee.

(vi) Provided that the security deposit currently held by Landlord is not assigned by Tenant to the assignee at the time of the assignment, it will be released to Tenant upon the assignee delivering the new security deposit amount to Landlord and said amount clearing the Landlord’s account. The security deposit will be returned to Tenant within two weeks of the date of the assignment or sooner if the assignee provides Landlord with bank checks for same.

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(vii) In the event that the Tenant requires an assignment, Tenant or Tenant’s assignee must pay for each assignment a one-time fee of $ 2,500.00 to Landlord as additional rent for the assignment plus reasonable attorney’s fees and disbursements, not to exceed $ 1,500.00, expended by Landlord’s attorney for the review and preparation of any documents in connection with said assignment.

O. Brokerage: It is understood and agreed between the parties hereto that no broker other than Admiral Real Estate Services Corp. and Konstantinos Lambropoulos have brought about the lease of the demised premises. In the event any other broker makes a claim against the Landlord herein, based upon alleged conversations or arrangements with the Tenant herein, the Tenant hereby agrees to indemnify and hold the Landlord harmless from any and all claims with respect to same, including the possible defense costs associated with same. Landlord agrees to pay the brokers pursuant to a separate agreement.

P. First Option to Renew: Provided that the Tenant is not in default with respect to any of the terms or conditions of this Lease, the Tenant shall an option to renew this Lease for an additional period of five (5) years upon the same terms and conditions as set forth herein except that the Fixed Minimum Annual Base Rent for each year of the first option term shall be as follows:

First Year of 1st Option Term: $ 173,880.18 ($ 14,490.02/mo)

Second Year of 1st Option Term: $ 179,096.59 ($ 14,924.72/mo)

Third Year of 1st Option Term: $ 184,469.49 ($ 15,372.48/mo)

Fourth Year of 1st Option Term: $ 190,003.57 ($ 15,833.63/mo)

Fifth Year of 1st Option Term: $ 195,703.68 ($ 16,308.64/mo)

To exercise this right to renew, Tenant must give written notice to Landlord hand delivered or overnight mail no later than eight (8) months prior to the expiration of the initial Lease term. Failure to provide the proper notice in a timely fashion may be deemed a waiver of the right to renew. If Tenant remains in possession of the premises after the end of the original term without having given notice, Tenant will be deemed to have exercised its first option to renew the Lease.

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Q. Second Option to Renew: Provided that the Tenant is not in default with respect to any of the terms or conditions of this Lease, the Tenant shall a second option to renew this Lease for an additional period of five (5) years upon the same terms and conditions as set forth herein except that the Fixed Minimum Annual Base Rent for each year of the second option term shall be as follows:

First Year of 2nd Option Term: $ 201,574.79 ($ 16,797.90/mo)

Second Year of 2nd Option Term: $ 207,622.03 ($ 17,301.84/mo)

Third Year of 2nd Option Term: $ 213,850.69 ($ 17,820.89/mo)

Fourth Year of 2nd Option Term: $ 220,266.21 ($ 18,355.52/mo)

Fifth Year of 2nd Option Term: $ 226,874.20 ($ 18,906.18/mo)

To exercise this right to renew, Tenant must give written notice to Landlord hand delivered or overnight mail no later than eight (8) months prior to the expiration of the first option term. Failure to provide the proper notice in a timely fashion may be deemed a waiver of the right to renew. If Tenant remains in possession of the premises after the end of the first option term without having given notice, Tenant will be deemed to have exercised its second option to renew the Lease.

R. Sidewalks: Modifying and supplementing Provision "TWENTY-SECOND" of the printed portion of this Lease, it is understood that the Tenant is responsible for the removal of snow and ice from all sidewalks adjacent to its premises and its entranceways including any sidewalks along the main road, if any. Landlord is not responsible for any snow or ice removal.

S. Corporate Tenant: Tenant shall provide Landlord with a copy of its certificate of incorporation together with a copy of its "Assumed Name" certificate, if applicable, and the names and addresses of the corporation's officers, upon the execution of this Lease. If the Tenant is a foreign corporation, Tenant must provide Landlord with a Certificate of Authority from NYS.

T. Defaults: (i) Tenant’s Default

Each of the following events shall constitute an “Event of Default”:

(x) If Tenant shall default in the payment of any rent, and such default shall continue uncured for a period of fourteen (14) days after Tenant's receipt of a written notice from Landlord specifying such default; and

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(y) If Tenant shall default in the performance of any of its obligations under this lease, other than a default in the payment of rent, and such default shall continue uncured for a period of thirty (30) days after Tenant's receipt of a written notice from Landlord specifying such default; provided, however, that if any such default cannot with due diligence be cured by Tenant within a period of thirty (30) days, and Tenant commences the cure of such default within such thirty (30) day period, and thereafter prosecutes the cure of such default with reasonable diligence, then the period of time within which Tenant may cure such default shall be extended for so long as Tenant continues to prosecute such cure with reasonable diligence; and

(z) (1) If Tenant shall become insolvent or unable to pay its debts as they become due, or Tenant notifies Landlord that it anticipates either condition; (2) if Tenant files a petition under any article or chapter of the Federal Bankruptcy Code, as amended from time to time, or under any similar law or statute of the United States or any State thereof; or (3) a receiver or trustee shall be appointed for Tenant’s leasehold interest in the premises.

Following an Event of Default, Landlord may terminate this lease, and may, at Landlord’s option, reenter and relet the demised premises.

If (1) Tenant shall default in the performance of any of Tenant’s obligations under this lease (other than an obligation to pay rent), and (2) such default shall continue uncured for the applicable cure period so as to become an Event of Default after Tenant’s receipt of a written notice from Landlord specifying such default and requiring it to be cured, then Landlord, without thereby waiving such default (and without limiting any other rights or remedies it might have on account thereof), may, but shall not be obligated to, perform such obligation of Tenant for the account, and at the expense, of Tenant. In any such event, Tenant, within twenty (20) business days after Landlord’s delivery of an invoice therefor (together with reasonable supporting documentation), shall reimburse Landlord for any reasonable out-of-pocket expenses incurred by Landlord (including reasonable attorneys’ fees) in connection with Landlord’s performance of any such obligation of Tenant for the account of Tenant pursuant to this section, together with interest thereon, at a rate of 4%, from the date Tenant was required to pay such expense per the terms of this section to the date that the same are reimbursed to Landlord by Tenant.

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The specific rights and remedies granted to Landlord under this lease are cumulative and are not intended to be exclusive of each other or of any other remedies which may be available to Landlord at law or in equity. Landlord may exercise any and/or all such rights and remedies (whether specifically granted herein or otherwise available to Landlord at law or in equity, including the right and remedy of injunction) at such times, in such order, to such extent, and as often, as Landlord deems advisable without regard to whether the exercise of any such right or remedy precedes, is concurrent with or succeeds the exercise of another such right or remedy.

If a provision of this lease, other than pursuant to this section (1), specifies that, upon the performance or nonperformance of an obligation or the occurrence or nonoccurrence of an event within a time period or by a deadline specified in such provision, Landlord may pursue a specific remedy or take a specific course of action that is expressly set forth in such provision (either with or without requiring that Landlord give notice), then upon the performance or nonperformance of such obligation or occurrence or nonoccurrence of such event within such period or by such deadline, Landlord may pursue the specific remedy or course of action provided by such provision without giving Tenant any notice or affording Tenant any cure right in addition to that specifically required by such provision and Tenant will not, by virtue of this section (i), be entitled to any additional notice or cure period.

(ii) Landlord’s Default

If (x) Landlord shall default in the performance of any of Landlord’s obligations under this lease, and (y) such default shall continue uncured for a period of (1) thirty (30) days after Landlord’s receipt of a written notice from Tenant specifying such default and requiring it to be cured, provided, however, that if any such default cannot with due diligence be cured by Landlord within a period of thirty (30) days, and Landlord commences the cure of such default within such thirty (30) day period, and thereafter prosecutes the cure of such default with reasonable diligence to completion, then the period of time within which Landlord may cure such default shall be extended for so long as Landlord continues to prosecute such cure with reasonable diligence or (2) in the case of an emergency, two (2) days after Landlord's receipt of verbal or electronic notice from Tenant (notwithstanding the notice provisions of this lease) specifying such default and requiring it to be cured (a “Landlord Default”).

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Upon the occurrence of a Landlord Default, Tenant may (x) obtain such remedy or relief as may be available at law or in equity, or (y) perform such obligations on behalf of Landlord for the account, and at the expense, of Landlord. In the event Tenant performs such obligations on behalf of Landlord, then within twenty (20) business days after Tenant’s delivery of an invoice therefor (together with reasonable supporting documentation), Landlord shall reimburse Tenant for the out-of-pocket expenses incurred by Tenant (including reasonable attorneys’ fees) in connection with Tenant’s performance of any such obligations of Landlord for the account of Landlord pursuant to this section, together with interest thereon, at the rate of 4%, from the date that such expenses were incurred by Tenant to the date that the same are reimbursed to Tenant by Landlord. If Landlord fails to reimburse Tenant for such expenses by the due date for such reimbursement, Tenant may deduct the amount of such expenses, plus interest thereon, from the date incurred until the date so offset, from the next accruing amounts of rent due under this lease. No deduction from rent in accordance with this section will constitute a default or breach by Tenant under this lease.

The specific rights and remedies granted to Tenant under this lease are cumulative and are not intended to be exclusive of each other or of any other remedies which may be available to Tenant at law or in equity. Tenant may exercise any and/or all such rights and remedies (whether specifically granted herein or otherwise available to Tenant at law or in equity, including the right and remedy of injunction) at such times, in such order, to such extent, and as often, as Tenant deems advisable without regard to whether the exercise of any such right or remedy precedes, is concurrent with or succeeds the exercise of another such right or remedy.

If a provision of this Lease other than this section (ii) specifies that, upon the performance or nonperformance of an obligation or the occurrence or nonoccurrence of an event within a time period or by a deadline specified in such provision, Tenant may pursue a specific remedy or take a specific course of action that is expressly set forth in such provision (either with or without requiring that Tenant give notice), then upon the performance or nonperformance of such obligation or occurrence or nonoccurrence of such event within such period or by such deadline, Tenant may pursue the specific remedy or course of action provided by such provision without giving Landlord any notice or affording Landlord any cure right in addition to that specifically required by such provision and Landlord will not, by virtue of this section (ii), be entitled to any additional notice or cure period.

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U. Security: Upon the execution of this Lease, Tenant shall post two month’s rent as and for security for the faithful performance of the Lease obligations. Hence, Tenant shall post $ 28,383.76 with the Landlord. Notwithstanding the foregoing, if Tenant is more than three times a year late in the payment of rent (rent payments are received after the seventh of each month), Landlord shall have the option to demand that Tenant post additional security in order to match two month’s of the then current monthly rent including additional rent.

V. Signage: The Tenant shall have the right to install a sign or signs subject to Tenant conforming with all applicable local codes and ordinances pertaining to same and further provided Landlord has given advanced written consent, which such consent shall not be unreasonably withheld or delayed. Tenant shall be obligated for the costs of installing any such signage utilized in connection with Tenant’s premises. Tenant is required to utilize Landlord’s sign company, C & M Sign located in Bedford Hills, New York.

Should Tenant make the decision, at any point during the Lease, to remove and dispose of the existing “Mt. Kisco Theatre” signs located on the theater’s marquee, Tenant must notify Landlord and Landlord shall have the option of removing the signs itself at Landlord’s sole cost and expense to retain the signs. If Landlord does not wish to retain the signs, Tenant will be authorized to remove and dispose of the signs itself at its sole cost and expense.

W. Attorney’s Fees: In any action arising out of or in any way connected to this Lease, Tenant’s use and occupancy of the premises or Landlord’s obligation with respect to the Lease, each party shall be responsible for its own legal fees and expenses unless otherwise noted. Notwithstanding the foregoing, in the event that the Landlord is required to retain the services of an attorney to collect rent from the Tenant duly owed to the Landlord, Tenant will be liable to the Landlord for the reasonable costs of those legal services actually incurred and same shall be deemed additional rent.

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X. Plate Glass Insurance Coverage: It is acknowledged and understood that the Tenant will self-insure itself with respect to the plate glass coverage and hence, Tenant is responsible for the replacement or repair of any damaged plate glass.

Y. Additional Fees: Tenant shall be responsible for any additional fees such as court filing fees, process server fees and returned check fees incurred by the Landlord in connection with Tenant’s tenancy. Such fees will be billed to the Tenant and shall be deemed additional rent. In addition, Landlord may charge $ 250.00 to review any documents required by Tenant from third parties other than building permits and/or signage applications.

Z. Water/Sewer Charges: It is acknowledged that water/sewer bills for the premises are sent directly to the Landlord four (4) times a year which are then forwarded immediately to the Tenant for their prompt direct payment to the municipality of the Village/Town of Mount Kisco. Tenant shall be responsible for the payment of the water charges and any late penalties. Further, in the event that the Tenant fails to pay the water charges and late penalties are levied against the premises, Tenant shall be responsible for the any additional levy fees and penalties imposed by the municipality in addition to a $ 75.00 administrative fee imposed by the Landlord. Water charges, fees and penalties shall be deemed additional rent with respect to this Lease.

Tenant agrees to establish auto-pay for its water/sewer charges with the Village/Town of Mount Kisco for the prompt payment of its water/sewer charges.

AA. Rodent and Vermin Control: Landlord represents that prior to the Commencement Date, Landlord, at its sole cost and expense, shall have the demised premises fumigated for rodents, vermin and other pests by a reputable company and shall supply Tenant will an invoice reflecting the completion of such fumigation. After Landlord’s initial fumigation as described above, Tenant agrees to take all measures necessary to insure that the premises shall remain free of rodents and all types of pests at all times. Tenant shall engage a contractor licensed to perform such services and shall provide such services on a periodic basis to keep the premises and if necessary any outside garbage container free of rodents and all types of such vermin.

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BB. Fire Inspection Compliance: Tenant is responsible for the payment of the annual/semiannual fee associated with the Village/Town of Mount Kisco Fire Inspection regulations enforced by the Village/Town of Mount Kisco. Further Tenant is responsible for the costs of complying with any violations or requirements associated with the inspection results and that are dated after the Lease Commencement Date and are a direct cause of Tenant’s use of the demised premises. In the event that the Tenant does not comply with the requirements of the inspection and Tenant’s inaction results in an appearance ticket which the Landlord is required to answer, Tenant will be responsible for Landlord’s legal fees incurred in connection with the appearance ticket(s).

CC. Season Movie Passes: For so long as the demised premises are used for purposes of operating a movie theater, Tenant shall provide, as a courtesy to Landlord, unrestricted season movie passes for the demised premises and movie theaters operated by affiliates of Tenant to the following individuals for each year of the Lease and any Option Term, as follows:

Valerie Martabano plus three individual Guest Passes

Patricia Martabano plus three individual Guest Passes

Donald Martabano plus three individual Guest Passes

Christina Martabano plus three individual Guest Passes

Said season movie passes must be provided automatically prior to the later of the end of each calendar year or the date upon which Tenant issues new season movie passes in general, except for the current year which will be provided as soon as possible. This provision shall survive any assignment or sublease of this Lease to an affiliate of Tenant or any assignee which continues to operate a movie theater at the demised premises.

DD. HVAC: It is understood and agreed that the Tenant is responsible for the maintenance and repair of the HVAC unit or units which provide service to Tenant’s demised premises. Landlord agrees to deliver the HVAC unit at the time of the commencement of the lease in working order. During the term of this Lease and during any option terms, Tenant agrees to obtain a yearly maintenance agreement for the HVAC unit or units from a reputable HVAC service company and shall provide Landlord, upon request, with a copy of the service maintenance agreement showing that it is in full force and effect.

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EE. Landlord’s Right of Recapture: If at any time during the lease term, all or substantially all of the demised premises is not open to the public for business for a period of one hundred twenty (120) consecutive days for reasons other than remodeling, pursuant to Section GG of this Lease, a casualty or Taking (hereinafter defined), Landlord shall have the right to recapture the demised premises. Landlord shall provide Tenant with written notice of its exercise of the foregoing capture right, setting forth a date not sooner than sixty (60) days after such written notice, as the date for the termination of this Lease, and upon such date, if Tenant has not yet opened for business, then this Lease shall be null and void and of no further effect. Landlord’s rights under this section shall be continuing rights and shall not be exhausted by any number of failures to exercise its rights to recapture hereunder. If Landlord shall be able to release the Premises due to such recapture, any rental amounts due during the term of this Lease shall be used to mitigate Tenant’s costs.

FF. Eminent Domain: Landlord and Tenant shall each promptly notify the other if it becomes aware that there will or might occur a taking (each, a “Taking”) of any portion of the demised premises by condemnation proceedings or by exercise of any right of eminent domain. In the event of any Taking, the resulting award shall belong to Landlord, to the extent the same relates to the value of Landlord's fee estate in the demised premises, and to Tenant, to the extent the same relates to value of Tenant's leasehold estate, trade fixtures and Tenant’s property. Tenant may also bring its own proceeding for its moving costs or the taking of any of Tenant’s property. In the event of a Taking, rent will be paid up to the earlier of (a) the date Tenant is unable to continue to operate its business at the demised premises; or (b) the date of the Taking.

GG.       Public Health Emergency: INTENTIONALLY DELETED

HH. Lease Contingencies: INTENTIONALLY DELETED

II. Right of First Refusal to Purchase: If at any time during the Term of this Lease, Landlord intends to accept an offer or enter into an agreement to sell its entire interest in the demised premises, Landlord shall first give notice to Tenant in which it shall offer to sell the demised premises to Tenant on the same terms and conditions which Landlord intends to accept. Landlord's notice of such offer shall include the material terms under which Landlord intends to make such sale. Tenant shall have fifteen (15)

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business days in which to respond to Landlord's offer. If Tenant elects to accept such offer, Tenant shall give Landlord notice thereof within such fifteen (15) business day period and Landlord and Tenant shall then enter into negotiations for a fully binding contract prepared by Landlord incorporating such terms and conditions and other mutually acceptable terms and provisions as are agreed to by both parties.

JJ. Environmental Concerns. Notwithstanding anything in this Lease to the contrary, Landlord represents and warrants that the demised premises, including any real property and buildings that make up such demised premises, does not, to the best of Landlord's knowledge contain any environmental hazards including, but not limited to: hazardous waste, radon gas, formaldehyde gas, mold, asbestos or asbestos containing materials located within the walls, floors, ceilings, vents, ducts or any other portion of the demised premises. To the extent any such environmental hazards are found within or around the demised premises, Landlord shall, at its sole cost and expense, comply with any local, state or federal requirements applicable thereto and Tenant agrees to cooperate with Landlord in connection therewith. If any environmental hazard is detected during the Term of this Lease, which is not attributable to the Tenant, Landlord shall at Landlord’s cost and liability take all steps to correct, alleviate or reduce the environmental hazard exposure below the minimum acceptable standards applicable thereto. If during such remediation Tenant is unable to operate its business for a period in excess of 24 hours, then rent shall be abated until such time as Tenant is able to operate its business at the demised premises again.

Tenant represents that a professional inspection conducted by Tenant’s engineer did not reveal any environmental concerns which are required to be addressed by Landlord prior to Tenant’s possession.

KK. Government Mandated Shutdowns and Restrictions and the Payment of Rent and Additional Rent: It is understood and agreed that in the event, during the Lease term or any renewals, the government mandates the shutdown of movie theaters or restricts the occupancy of movie theaters, only the Fixed Minimum Base Rent shall be affected. Additional rent in the form of real estate taxes and insurance will be paid by Tenant without abatement or disruption. In regards to a mandated shutdown, the Fixed Minimum Base Rent will be abated from the date that the mandate becomes effective until the date that the shutdown is lifted on movie theaters.

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In the event of restrictive occupancy, the Fixed Minimum Base Rent will be abated based on the occupancy rate permitted for the period of time that the restriction on occupancy is in effect. For example, if the government permits occupancy to be 50%, the Fixed Minimum Base Rent will be reduced by half for the period of time that the restriction is in effect.

As government mandated shutdowns and restrictions may be of varying lengths, their effect on the Fixed Minimum Base Rent will be pro-rated.

LL. Governmental Assistance Programs: It is understood that any government assistance that the Tenant may receive which may be allocated towards rent shall be allocated at the discretion of Tenant. Notwithstanding the foregoing, Tenant reaffirms its obligation to pay rent and additional rent to Landlord in accordance with this Lease. Further, it is understood that the Tenant is obligated to apply for such government relief if Tenant is eligible. Upon request and within five (5) business days of a request sent by email to Tenant, Tenant must provide proof of applying for such assistance or proof that Tenant is ineligible due to a specific reason. Tenant is also required to disclose to Landlord via written proof of the amount of government assistance which it is granted.

Further, should Landlord be entitled to any government assistance based on Tenant’s lease of the premises, Tenant must cooperate with the Landlord to enable Landlord to procure government assistance that may be available to the Landlord, including provision of any necessary financial documents.

MM. Delays: Where it is understandable that Tenant and Landlord may experience delays in complying with various obligations such as repairs or giving proper notices due to unforeseen circumstances, it is understood that such delays shall not excuse the payment of rent and additional rent by Tenant.

NN. Use and Continuous Operation: With respect to a short term government ordered shutdown (short term being defined herein as under six (6) months), Tenant must re-open within ten (10) days of the lifting of such mandate. If Tenant fails to re-open in such period and said period continues for two weeks after the lifting of the restriction, Tenant will be in material default of the Lease. With respect to a government ordered shutdown which exceeds six (6) months, Tenant must re-open within a commercially reasonable time. Further, if Tenant fails to operate during any restrictive capacity time period, Tenant will be in material default of the lease. If the period of non-operation continues in excess of one month (with no mandatory shutdown in effect), Tenant will be deemed to have abandoned the premises, the lease may be deemed terminated and the security deposit will be forfeited to the Landlord.

[SIGNATURES APPEAR ON THE NEXT PAGE]

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MARTABANO REALTY CORP.

By: Donald Martabano, Pres.

AB INTERNATIONAL GROUP CORP.

By: Chiyuan Deng, CEO

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EXHIBIT A

COMMENCEMENT DATE AGREEMENT

This Commencement Date Agreement is being executed pursuant to a Lease dated as of October 21, 2021 between MARTABANO REALTY CORP. (hereinafter referred to as “Landlord”, and AB INTERNATIONAL GROUP CORP. (hereinafter referred to as “Tenant”). Landlord and Tenant agree that:

1.	The Lease Commencement Date is ______________.

2.	The Rent Commencement Date of the Lease is ________________.

3.	The Term Commencement Date of the Lease is ______________.

4.	The expiration date of the Lease is ________________.

5.	Tenant shall provide Landlord with a copy of any required Certificate of Occupancy for any work performed by Tenant.

Agreed and Executed ____________________

MARTABANO REALTY CORP.

By: Donald Martabano, Pres.

AB INTERNATIONAL GROUP CORP.

By: Chiyuan Deng, CEO

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